Pacific Life Funds NSAR 09-30-11
EXHIBIT 77i
TERMS OF NEW OR AMENDED SECURITIES

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                      TERMS OF NEW OR AMENDED SECURITIES


                               PACIFIC LIFE FUNDS

Pacific Life Funds (the "Trust") has adopted a Multi-Class Plan ("Multi-Class Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"). Under the Multi-Class Plan, shares of each class of each series portfolio (a "Fund") represent an equal pro rata interest in such Fund and, generally, have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (i) each class has a different designation; (ii) each class bears any class-specific expenses allocated to it; and (iii) each class has exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution or service arrangements, and each class has separate voting rights on any matter submitted to shareholders in which the interest of one class differ from the interests of any other class.

When issued, shares are fully paid, redeemable, freely transferable and non-assessable. Shares do not have preemptive rights or subscription rights. In a liquidation of a Fund, each shareholder is entitled to receive his or her pro rata share of the net assets of that Fund.

Although each class of shares represents an interest in the same portfolio of investments of a Fund, differing sales charges and expenses will result in differing net asset values and dividends and distributions.

The Trust currently offers Class A, B, C, I, P and R shares. The Board of Trustees may, however, establish additional classes of shares within each Fund at any time in the future without approval of shareholders. Although each Fund may offer multiple classes of shares, not all Funds offer all share classes discussed herein. The following provides a summary of the different share classes offered by the Trust. Please refer to the prospectus for more information of a particular Fund's share classes.

Class A Shares

Class A shares are currently offered for the following funds: PL Portfolio Optimization Conservative Fund, PL Portfolio Optimization Moderate-Conservative Fund, PL Portfolio Optimization Moderate Fund, PL Portfolio Optimization Moderate-Aggressive Fund, PL Portfolio Optimization Aggressive Fund, PL Income Fund and PL Money Market Fund.

Class A shares are sold subject to an initial sales charge, which declines as the amount of purchase reaches certain defined levels. Class A shares are redeemed at their net asset value (subject, in certain circumstances, to a contingent deferred sales charge) at the option of the shareholder or at the option of the Trust in certain circumstances. Class A shares do not have conversion rights.

As described in its prospectus, Class A shares of the PL Money Market Fund are sold at their net asset value without an initial sales charge or a contingent deferred sales charge.

Class B Shares

Class B shares are currently offered for the following funds: PL Portfolio Optimization Conservative Fund, PL Portfolio Optimization Moderate-Conservative Fund, PL Portfolio Optimization Moderate Fund, PL Portfolio Optimization Moderate-Aggressive Fund and PL Portfolio Optimization Aggressive Fund.

Class B shares are sold at their net asset value without an initial sales charge. Upon redemption at the option of the shareholder, Class B shares may be subject to a contingent deferred sales charge. Sales charges, however, do not apply to reinvested dividends or capital gains distributions. Class B shares automatically convert to Class A shares in the month of the ninth anniversary of the purchase date.

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Class C Shares

Class C shares are currently offered for the following funds: PL Portfolio Optimization Conservative Fund, PL Portfolio Optimization Moderate-Conservative Fund, PL Portfolio Optimization Moderate Fund, PL Portfolio Optimization Moderate-Aggressive Fund, PL Portfolio Optimization Aggressive Fund and PL Income Fund.

Class C shares are sold at their net asset value without an initial sales charge. Upon redemption at the option of the shareholder, Class C shares may be subject to a contingent deferred sales charge. Sales charges, however, do not apply to reinvested dividends or capital gains distributions. Class C shares do not have conversion rights.

Class I Shares

Class I shares are currently offered for the following funds: PL Income Fund and PL Floating Rate Income Fund.

Class I shares are sold at their net asset value without an initial sales charge and are redeemed at their net asset value without a contingent deferred sales charge. Class I shares are only available to certain investors. Class I shares do not have conversion rights.

Class P Shares

Class P shares are currently offered for the following funds: PL Floating Rate Loan Fund, PL Inflation Managed Fund, PL Managed Bond Fund, PL Short Duration Bond Fund, PL Comstock Fund, PL Growth LT Fund, PL Large-Cap Growth Fund, PL Large-Cap Value Fund, PL Main Street(R) Core Fund, PL Mid-Cap Equity Fund, PL Mid-Cap Growth Fund, PL Small-Cap Growth Fund, PL Small-Cap Value Fund, PL Real Estate Fund, PL Emerging Markets Fund, PL International Large-Cap Fund, PL International Value Fund.

Class P shares are offered at their net asset value without an initial sales charge or contingent deferred sales charge, and are only available for investment by the Portfolio Optimization Funds of the Trust, Pacific Life Fund Advisers, LLC and certain of its affiliates. Class P shares do not have conversion rights.

Class R Shares

Class R shares are currently offered for the following funds: PL Portfolio Optimization Conservative Fund, PL Portfolio Optimization Moderate-Conservative Fund, PL Portfolio Optimization Moderate Fund, PL Portfolio Optimization Moderate-Aggressive Fund and PL Portfolio Optimization Aggressive Fund.

Class R shares are sold at their net asset value without an initial sales charge and are redeemed at their net asset value without a contingent deferred sales charge. Class R shares are only available to certain investors. Class I shares do not have conversion rights.